UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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COMSYS IT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

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COMSYS IT PARTNERS, INC.
4400 Post Oak Parkway
Suite 1800
Houston, Texas 77027

NOTICE OF 2008 ANNUAL STOCKHOLDERS MEETING and	April 16, 2008

Dear COMSYS Stockholder:

On behalf of COMSYS’ Board of Directors and management, you are cordially invited to attend the 2008 Annual Meeting of Stockholders at the COMSYS Corporate Offices, 4400 Post Oak Parkway, Suite 1800, Houston, Texas on Wednesday, May 21, 2008, at 9:30 a.m. (local time).

PROXY STATEMENT	It is important that your shares are represented at the meeting. Whether or not you plan to attend, please complete and return the enclosed proxy card in the accompanying envelope. Also note that submitting a proxy will not prevent you from attending the meeting and voting in person.

Wednesday, May 21, 2008 9:30 a.m. (local time)	You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2007 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you.

COMSYS Corporate Offices 4400 Post Oak Parkway Suite 1800 Houston, Texas 77027	We appreciate your interest in COMSYS, and look forward to seeing you on May 21, 2008. Sincerely,

Larry L. Enterline
Chief Executive Officer

COMSYS IT PARTNERS, INC.
4400 POST OAK PARKWAY
SUITE 1800
HOUSTON, TEXAS 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

To our Stockholders:
          The Annual Meeting of Stockholders of COMSYS IT Partners, Inc. will be held on Wednesday, May 21, 2008, at 9:30 a.m. (local time) at the COMSYS Corporate Offices, 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027, for the following purposes:
1.	To elect seven directors to serve until the Company’s 2009 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
          If you are a stockholder of record at the close of business on March 28, 2008, you will be entitled to vote at the Annual Meeting. Your vote is important. Please carefully consider each proposal and mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Ken R. Bramlett, Jr. Senior Vice President, General Counsel and Secretary
This notice of Annual Meeting and proxy statement are first being mailed to stockholders on or about April 16, 2008.

COMSYS IT PARTNERS, INC.
4400 POST OAK PARKWAY
SUITE 1800
HOUSTON, TEXAS 77027

COMSYS IT PARTNERS, INC.
4400 POST OAK PARKWAY
SUITE 1800
HOUSTON, TEXAS 77027

PROXY STATEMENT

Questions and Answers about the 2008 Annual Meeting
About the Annual Meeting
Who is soliciting my vote?
     The Board of Directors of COMSYS IT Partners, Inc., which we refer to as COMSYS or the Company, is soliciting your vote at the Company’s 2008 Annual Meeting of Stockholders.
     On September 30, 2004, COMSYS Holding, Inc. (“COMSYS Holding” or “Old COMSYS”) completed a merger transaction with Venturi Partners, Inc. (“Venturi”), a publicly-held IT and commercial staffing company in which COMSYS Holding merged with a subsidiary of Venturi (the “merger”). Except as otherwise specified, references to “Old COMSYS” are to COMSYS Holding, Inc., its subsidiaries and their respective predecessors prior to the merger. Except as otherwise specified, references to “Venturi” are to Venturi Partners, Inc. and its subsidiaries and respective predecessors prior to the merger, except those subsidiaries relating to Venturi’s commercial staffing business, which were sold in connection with the merger.
What am I voting on?
     You are voting on:
•	The election of seven directors;

•	The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008; and

•	Any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:
•	FOR the proposal to elect the nominated directors; and

•	FOR the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.
Who is entitled to vote?
     You may vote if you were the record owner of our common stock as of the close of business on March 28, 2008. Each share of common stock is entitled to one vote. As of March 28, 2008, we had 20,377,867 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the Annual Meeting?
     Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 28, 2008, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
     If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.
How many votes are needed to approve each of the proposals?
     The seven nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement.
     The ratification of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the votes cast. Only votes for or against this proposal will be counted as votes cast. Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the results of the vote on this proposal.
How do I vote?
     You can vote either by proxy without attending the meeting or in person at the meeting. Even if you plan to attend the meeting, we encourage you to vote by proxy.
     To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you hold your COMSYS stock in a brokerage account (that is, in “street name”), please carefully follow the directions on your proxy card or voter instruction form.
     If you plan to vote in person at the meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
     Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.
Who counts the votes?
     We have hired American Stock Transfer & Trust Company, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of the transfer agent will also act as inspectors of election.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares in street name, your broker will be able to vote your shares for the election of directors and the ratification of the independent registered public accounting firm even if you do not provide the broker with voting instructions, as these are considered to be routine matters.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

     For the ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
What if I return my proxy, but don’t vote for some of the matters listed on my proxy card?
     If you return a signed proxy card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.
Could other matters be decided at the Annual Meeting?
     We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, however, the persons named in your proxies will vote your shares in accordance with their best judgment.
Who can attend the meeting?
     The Annual Meeting is open to all holders of COMSYS common stock. However, only stockholders of record as of the close of business on March 28, 2008, will be allowed to vote.
What do I need to bring to attend the Annual Meeting?
     You will need proof of ownership of your COMSYS shares to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMSYS STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
How can I access COMSYS’ proxy materials and annual report electronically?
     This proxy statement and the 2007 annual report are available on our website at www.comsys.com.
Board of Directors Information
What is the makeup of the Board of Directors and how often are the members elected?
     Our Board of Directors currently has seven members and two vacancies, which will not be filled at the Annual Meeting. Our directors generally serve one-year terms from the time of their election until the next Annual Meeting or until their successors are duly elected and qualified. The nomination procedure is set forth in our amended and restated bylaws, as further amended, and is described in more detail below in the section entitled “Nominating Process for Directors.”
What if a nominee is unable or unwilling to serve?
     That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board of Directors.
How are our directors compensated?
     Directors who are employed by us or our principal stockholders receive no additional compensation for serving on our Board of Directors. We refer to our directors who are neither employed by us nor by our principal stockholders as outside directors. Compensation for our outside directors consists of equity and cash as described below. Our outside directors as of the date of this proxy statement are Robert Fotsch, Robert Z. Hensley and Victor E. Mandel.

Equity Compensation
     Outside directors who join our Board of Directors receive an initial grant of 5,000 shares of our common stock, and subsequent annual grants of 2,000 shares of our common stock on the date of each Annual Meeting. These stock grants are 100% vested on the grant date.
Cash Compensation
     We also pay our outside directors an annual retainer of $25,000, plus meeting fees of $2,000 per meeting of the Board of Directors attended in person and $1,000 per meeting attended by telephone or other electronic means. All directors are also entitled to reimbursement of expenses. Outside directors serving in specified committee positions also receive the following additional annual retainers:

Chairman of the Audit Committee	$15,000
Chairman of the Compensation Committee	$7,500
Audit Committee Member	$5,000
     Each committee member receives $2,000 for each meeting of a committee of the Board of Directors attended in person and $1,000 for each committee meeting attended by telephone or other electronic means.
     Our outside director fees are payable in cash or, at the election of each director, which is made on an annual basis, in shares of stock determined by the current market price of the stock at the time of each payment. For detailed information regarding our director compensation in 2007, please see “Executive Compensation—Compensation Tables—Director Compensation” below.
Liability Insurance and Indemnification Agreements
     We provide liability insurance for our current directors and officers and, pursuant to the merger agreement, maintain liability insurance for actions of both our and Old COMSYS’ former officers and directors that took place prior to the merger. We also have contractual indemnification arrangements with our directors and officers under which we agree, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers of our Company.
How often did the Board of Directors meet in 2007?
     The Board of Directors met ten times in 2007 and took actions by written consent at various times throughout the year. Each current director attended at least 75% of the Board of Directors meetings in 2007 and 75% of the meetings of the committees on which he or she served.
Election of Directors and Director Biographies
(Proposal 1 on the Proxy Card)
Who are the director nominees?
     Our charter provides that our Board of Directors will consist of at least nine directors. We currently have seven directors and two vacancies. Our Governance and Nominating Committed has determined that it will not fill the two vacancies on our Board of Directors at this Annual Meeting. The proxies solicited in this proxy statement cannot be voted for a greater number of persons than the number of director nominees named below. The seven directors and director nominees standing for election this year, who would hold office until the 2009 Annual Meeting of Stockholders or until their successors are elected, are:
     Larry L. Enterline, age 55. Mr. Enterline was re-appointed as our Chief Executive Officer effective February 2, 2006. Mr. Enterline had previously served as our Chief Executive Officer from December 2000, when our Company was known as Venturi Partners, Inc., until September 30, 2004, when we completed our merger with COMSYS Holding, Inc. He has served as a member of our Board of Directors since December 2000 and served as Chairman of the Board of Directors from December 2000 until the merger. Prior to joining our Company, Mr. Enterline served in a number of senior management positions at Scientific-Atlanta, Inc. from 1989 to 2000, the last of which was Corporate Senior Vice President for Worldwide Sales and Service. He also held management positions in the marketing, sales, engineering and products areas with Bailey Controls Company and Reliance

Electric Company from 1974 to 1989. Mr. Enterline also serves on the boards of directors of Raptor Networks Technology, Inc. and Concurrent Computer Corporation.
     Frederick W. Eubank II, age 44. Mr. Eubank has served as a director since the completion of the merger in September 2004 and as Chairman of the Board of Directors since November 2006. Mr. Eubank joined Wachovia Capital Partners (formerly First Union Capital Partners), an affiliate of Wachovia Investors and Wachovia Corporation, in 1989 and currently serves as its Chief Investment Officer. Prior to joining Wachovia Capital Partners, Mr. Eubank was a member of Wachovia’s specialized industries group. Mr. Eubank also serves on the board of directors and compensation committee of CapitalSource Inc.
     Robert Fotsch, age 49. Mr. Fotsch has served as a director since July 2006. From 1996 to 2005, Mr. Fotsch served as Chief Executive Officer of Strategic Outsourcing, Inc., a professional employer organization company. Mr. Fotsch’s prior experience also includes service as Chief Executive Officer (from 1992 until 1995) and Chief Operating Officer (from 1988 until 1992) of Home Innovations, Inc., a textile company. Prior to joining Home Innovations, Inc., Mr. Fotsch held management positions with Electronic Data Systems, Inc. and General Motors Corporation.
     Robert Z. Hensley, age 50. Mr. Hensley has served as a director since November 2006. Mr. Hensley served from 1990 to 2002 as an audit partner and, from 1997 to 2002, as office managing partner, for the Nashville office of Arthur Andersen LLP. From 2002 to 2003, he was an audit partner in the Nashville office of Ernst & Young LLP. He currently serves on the boards of directors, compensation committees and audit committees of HealthSpring, Inc., Advocat, Inc. and Spheris, Inc.
     Victor E. Mandel, age 43. Mr. Mandel has served as a director since April 2003. Since 2001, Mr. Mandel has served as founder and managing member of Criterion Capital Management, an investment company. Mr. Mandel also serves as a senior consultant to The Corporate Library (a leading provider of corporate governance information and analytics) integrating investment analysis with corporate governance research. From May 1999 to November 2000, Mr. Mandel was Executive Vice President—Finance and Development of Snyder Communications, Inc., with operating responsibility for its publicly-traded division, Circle.com. From June 1991 to May 1999, Mr. Mandel was a Vice President in the Investment Research department at Goldman Sachs & Co. covering emerging growth companies.
     Courtney R. McCarthy, age 32. Ms. McCarthy has served as a director since July 2006. Prior to joining our Board of Directors, Ms. McCarthy served as a Board observer from the completion of the merger in September 2004 to July 2006. Ms. McCarthy joined Wachovia Capital Partners in 2000, where she currently serves as a Principal, focusing on investments in the financial services and healthcare industries. From 1997 to 2000, Ms. McCarthy served as an associate and analyst in Wachovia’s Leveraged Capital Group where she focused on mezzanine and equity investments and on “one-stop” financings for leveraged transactions.
     Elias J. Sabo, age 37. Mr. Sabo has served as a director since April 2003. Since 1998, Mr. Sabo has served as a founding partner at Compass Group Management LLC. Prior to joining Compass, Mr. Sabo worked in the acquisition department for Colony Capital, a Los Angeles-based real estate private equity firm, from 1992 to 1996 and as a healthcare investment banker for CIBC World Markets (formerly Oppenheimer & Co.) from 1996 to 1998.
What does the Board of Directors recommend?
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE SEVEN DIRECTORS.

What are the committees of the Board of Directors?
     Our Board of Directors has the following committees:

Number of
Meetings in
Committee	Members		Principal Functions	Fiscal 2007
Audit	Robert Z. Hensley(1) Robert Fotsch Victor E. Mandel	•	Oversees (i) our accounting, auditing and financial reporting processes, including qualifications, independence and performance of our independent registered public accounting firm, (ii) our internal audit function, (iii) the integrity of our financial statements, (iv) our systems of internal controls regarding finance and accounting and (v) our risk management and legal and regulatory compliance.	6

		•	Appoints, sets compensation for, oversees and, where appropriate, replaces independent registered public accounting firm, resolves disagreements between management and independent registered public accounting firm regarding financial reporting and pre-approves all auditing, internal control-related and permitted non-audit services.

		•	Reviews and discusses with management and independent registered public accounting firm our annual audited and quarterly unaudited financial statements, including disclosures made in management’s discussion and analysis, as well as our earnings press releases.

		•	Discusses with management and independent registered public accounting firm significant reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in accounting principles and quality and appropriateness of the accounting principles as applied in financial reporting.

		•	Reviews and discusses with management and independent registered public accounting firm any major issues as to the adequacy of our internal controls, any material control deficiencies and steps adopted in light thereof and adequacy of disclosures regarding any changes in internal control over financial reporting.

		•	Reviews and discusses quarterly reports from independent registered public accounting firm on critical accounting policies and any alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use thereof and the treatment preferred by independent registered public accounting firm.

		•	Maintains an open avenue of communication with the Board of Directors, our independent registered public accounting firm, our internal auditors and our management.

		•	Reviews and approves related party transactions.

Number of
Meetings
in Fiscal
Committee	Members		Principal Functions	2007
Compensation	Frederick W. Eubank II(1) Courtney R. McCarthy Robert Z. Hensley	•	Oversees, evaluates and, where appropriate, administers our compensation policies, plans and practices, particularly for our executives.	3

		•	Assists the Board of Directors in discharging its responsibilities relating to the compensation of our executives, including our Chief Executive Officer and other key employees.

		•	Evaluates the performance of our Chief Executive Officer and other executives in light of established performance goals and objectives.

		•	Sets the compensation of our Chief Executive Officer and other executives upon such evaluation.

		•	Reviews and makes recommendations to the full Board of Directors on director compensation.

		•	Reviews and discusses the annual Compensation Discussion and Analysis with management.

Governance and Nominating	Frederick W. Eubank II Courtney R. McCarthy Elias J. Sabo	•	Subject to our charter and bylaws, identifies individuals who are qualified to become members of the Board of Directors and selects candidates to be submitted for election at the Annual Meeting.	2

		•	Assesses the effectiveness of the Board of Directors and its committees.

		•	Reviews various corporate governance issues affecting our Company, including the number and functions of the Board of Directors’ committees and their governing charters.

		•	Develops and recommends to the Board of Directors a set of corporate governance principles and a code of business conduct and ethics.

(1) Committee Chairman.
Do the Board committees have written charters?
     Yes. The charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee can be found on our website at www.comsys.com under the “Corporate Governance” caption. Our Corporate Governance Policy and Code of Business Conduct and Ethics, which are referenced in the charters and described in more detail below, are also posted on our website under the “Corporate Governance” caption. Alternatively, you can obtain copies of these documents by writing to our Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027.
Corporate Governance Matters and Communications with the Board of Directors
Does the Company have a corporate governance policy?
     Our Board of Directors has adopted a Corporate Governance Policy, which is posted on our website under the “Corporate Governance” caption. This policy addresses the following matters, among others: composition of the Board of Directors, director qualifications, selection of directors, director responsibilities, service on other boards, director compensation and performance, Board committees and their responsibilities, management’s responsibilities, director access to senior management, attendance of non-director executive officers at Board of Director meetings, the Board of Directors’ interaction with institutional investors, press and customers, executive sessions of independent directors, director orientation and continuing education, evaluation of our Chief Executive Officer, succession planning and compliance with our Code of Business Conduct and Ethics.

Who are our independent directors?
     Our Corporate Governance Policy provides that a majority of our directors must be “independent” as provided by the Nasdaq listing standards. Our Board of Directors has determined that all directors, except for Mr. Enterline, meet the standards regarding independence set forth in the Nasdaq listing standards and our Corporate Governance Policy.
Audit Committee
     Our Audit Committee currently consists of Messrs. Hensley, Mandel and Fotsch. Our Board of Directors has determined that each current member of the Audit Committee is independent for purposes of serving on the Audit Committee under the Nasdaq listing standards and applicable federal law. Our Board of Directors has also determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that Mr. Hensley, as Chairman, is an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”).
Compensation Committee
     Our Compensation Committee currently consists of Mr. Eubank, Ms. McCarthy and Mr. Hensley. Mr. Hensley replaced Mr. Sabo on the Compensation Committee as of December 10, 2007. Our Board of Directors has determined that each current member of the Compensation Committee is independent for purposes of serving on such committee under the Nasdaq listing standards.
     Our Board of Directors has also determined that each current member of the Compensation Committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and that Mr. Eubank, Ms. McCarthy and Mr. Hensley currently qualify as “non-employee directors” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Governance and Nominating Committee
     Our Governance and Nominating Committee currently consists of Mr. Eubank, Ms. McCarthy and Mr. Sabo and has two vacancies created by the resignations of two former directors. Our Board of Directors has determined that each current member of the Governance and Nominating Committee is independent for purposes of serving on such committee under the Nasdaq listing standards.
Do our independent directors meet separately without management?
     Our Corporate Governance Policy provides that independent directors will meet in regularly scheduled executive sessions to be held at such times as determined by the Chairman of the Board of Directors or by the presiding independent director. During 2007, our independent directors held eight executive sessions.
How can I communicate with the Board of Directors?
     Our Board of Directors maintains a process for stockholders and interested parties to communicate with the Board of Directors. Stockholders may write to the Board of Directors c/o Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027. Communications addressed to individual Board of Directors members and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the individual addresses. Any communications addressed to the Board of Directors and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the Governance and Nominating Committee.
Do directors attend the Annual Meeting?
     Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with Board of Directors members about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2007 Annual Meeting of Stockholders held on May 23, 2007.

Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues and to help us conduct our business in accordance with all applicable laws, rules and regulations and with the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and all other executive officers. We also expect the consultants we retain to abide by our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics sets forth our policies with respect to public disclosure of Company information, our financial statements and records, compliance with laws, rules and regulations, insider trading, conflicts of interest, corporate opportunities, fair dealing, confidentiality, equal employment opportunity and harassment, protection and proper use of our assets and employee complaint procedures. The Code of Business Conduct and Ethics is posted on our website at www.comsys.com under the “Corporate Governance” caption. Any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) is required to be disclosed by the relevant rules and regulations of the SEC and will be posted on our website.
Nominating Process for Directors
The Governance and Nominating Committee and Corporate Governance Policy
     The Governance and Nominating Committee of our Board of Directors is currently comprised of three non-employee directors, all of whom have been determined by our Board of Directors to be independent under Nasdaq listing standards and our Corporate Governance Policy. We currently have two vacancies on the Governance and Nominating Committee created by the resignations of two former directors. The general nominating process and nominating procedures provided by our charter and bylaws are described in more detail below.
     Subject to the provisions of our charter and bylaws described below, the Governance and Nominating Committee identifies individuals who are qualified to become members of the Board of Directors and, on behalf of the Board of Directors, selects and recommends director candidates to be submitted for election at the Annual Meeting in accordance with our Corporate Governance Policy. Our Corporate Governance Policy outlines the criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board of Directors consist of independent directors. The Governance and Nominating Committee will also take into account the nature and time involved in an individual’s service on other boards (considering, among other factors, the specific board committees on which he or she sits) in evaluating the individual’s suitability for our Board of Directors. Directors should also be willing and able to devote the required amount of time to Company business. The Governance and Nominating Committee has not developed or recommended to the Board of Directors any specific criteria for Board of Director membership to complement these general criteria.
Our Charter and Bylaws
     Our charter provides that directors may be nominated in accordance with Section 3.2 of our bylaws. Section 3.2 provides that nominations may be made:
•	on behalf of our Board of Directors by the Governance and Nominating Committee in accordance with Section 3.2;

•	pursuant to any agreement of ours under which a party has a contractual right to nominate a director; and

•	by any stockholder who is a stockholder as of the record date of any meeting who complies with the advance notice requirements of Section 3.2 of our bylaws, which stockholder nomination process is described in more detail under the heading “Nominations by Stockholders” set forth below.
Nominations by Stockholders
     Our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders, whether or not such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder to notify the Company’s Corporate Secretary of a proposed nominee not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. Notwithstanding the foregoing, if the Annual Meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be received (i) not less than 90 days before the meeting or 10 days following the day on which public announcement of the date of the Annual Meeting was first made by the Company (ii) nor more than 120 days prior to the meeting. The notice to the Corporate Secretary should include the following:
•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class or series and number of shares of capital stock of the Company, if any, owned beneficially or of record by the nominee;

•	The name and address of the stockholder as they appear on the Company’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	The class or series and number of shares of Company capital stock owned by the stockholder beneficially and of record;

•	A description of all arrangements or understandings among the stockholder, the beneficial owner, if any, on whose behalf the nomination is made, and the nominee;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice; and

•	Any other information regarding the nominee, stockholder and the beneficial owner, if any, on whose behalf the nomination is made, that would be required to be included in a proxy statement relating to the election of directors.
     Subject to the provisions of our charter and bylaws, the Governance and Nominating Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the Governance and Nominating Committee, the stockholder should follow the same procedures set forth above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant to the Governance and Nominating Committee’s evaluation. Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third party search firms or other sources.
     For more details regarding the nomination process, please refer to our charter and bylaws, which were filed as Exhibits 3.1 and 3.2 to our Current Report on Form 8-K filed with the SEC on October 4, 2004, an amendment to our bylaws, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 4, 2005, and our Corporate Governance Policy, which is posted on our website.
Audit Committee Report
     The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the Board of Directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which was attached to the proxy statement for the 2005 Annual Meeting as an appendix and is posted on our website at www.comsys.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2007.
     Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 30, 2007.
     Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by our Company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 30, 2007, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Accounting Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management, internal audit and Ernst & Young LLP the quality and adequacy of the Company’s disclosure controls and procedures.
     Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 30, 2007, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 30, 2007, filed with the SEC on March 12, 2008. The effectiveness of our internal control over financial reporting as of December 30, 2007, has been audited by Ernst & Young LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 30, 2007, filed with the SEC on March 12, 2008. The Audit Committee reviewed and discussed with management, internal audit and Ernst & Young LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
     Discussions with Independent Registered Public Accounting Firm. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from the Company.
     Recommendation to the Board of Directors. Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the SEC on March 12, 2008.
THE AUDIT COMMITTEE
Robert Z. Hensley, Chairman
Victor E. Mandel
Robert Fotsch

Executive Compensation
Compensation Discussion and Analysis
     The Compensation Committee of our Board of Directors is charged with administering our Company’s executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our Chief Executive Officer and other executive officers and administers our equity compensation plans.
Executive Compensation Policy
     The objectives of our executive compensation programs are to:
•	Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the IT staffing and consulting industries and achieve our objective of maximizing stockholder value;

•	Closely align the interests of our executives with those of our stockholders;

•	Provide a total compensation opportunity that is competitive with our market for executive talent; and

•	Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.
     While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the IT staffing and consulting and temporary staffing industries. More specifically, we look at companies that provide temporary staffing services for professional staff and IT staff augmentation and consulting services. While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also routinely seeks advice from outside compensation consultants.
Compensation Benchmarking
     In large part due to the combination of the Old COMSYS and Venturi management teams over the two years following the merger, as well as the irregular nature of long-term incentive grants of Old COMSYS and Venturi to our executive officers, our executive compensation program has been in a state of transition. Following the completion of the merger in September 2004, our Chief Operating Officer, Michael H. Barker, was the only Venturi executive to stay on with the merged companies. Then, in early 2006 following the resignations of our Chief Executive Officer and General Counsel, Mike Willis and Molly Reed, respectively, our current Chief Executive Officer, Larry L. Enterline, and our current General Counsel, Ken R. Bramlett, both former Venturi executives, were reemployed by the Company and rejoined our management team.
     The Compensation Committee engaged Mercer Human Resources Consulting (“Mercer”) in early 2007 to update an earlier executive compensation survey performed in 2004. Mercer compared our executive compensation program with the compensation programs at a 14-company peer group consisting of AMN Healthcare Services Inc.; CDI Corp.; Ciber Inc.; Comforce Corp.; Cross Country Healthcare Inc.; Hudson Highland Group Inc.; Keane Inc.; Kforce Inc.; Medical Staffing Network Holdings; MPS Group Inc.; On Assignment Inc.; Resources Connection Inc.; Spherion Corp.; and Westaff Inc. to ensure that our total compensation programs for our executive officers are competitive in attracting and retaining exceptional executive talent. This peer group was selected by Mercer and consists of publicly traded, professional services and/or temporary staffing companies, which focus on highly skilled or professional staff. As of the survey date, these 14 companies had 12-month sales ranging from $350 million to $1.4 billion and gross profit margins greater than 15%. We ranked within the group at 9th and 7th for sales and gross profit margin, respectively, based on our 2006 audited financial statements. According to this updated survey:
•	The base salaries for our named executives, in the aggregate, were generally aligned with the market median and ranged from 7% below the median for our Chief Executive Officer to 17% above the median for our Senior Vice President of Corporate Development;

•	The short-term incentive targets for the executives, on average, were also aligned with the market median and ranged from 17% below the median for our Chief Executive Officer to 15% above the median for our Senior Vice President of Corporate Development; and

•	The total target cash compensation for the executives was generally aligned with the market median and ranged from 3% below the median for our Chief Executive Officer to 31% above the median for our Senior Vice President of Corporate Development.
In its analysis of this data, the Compensation Committee determined that our Senior Vice President of Corporate Development has responsibilities in addition to those performed by persons holding similar positions at the peer group companies surveyed and that such additional responsibilities warranted above-median compensation. The survey also observed that the long-term incentive awards made to our executive officers in the past had been irregular, and Mercer suggested that the Compensation Committee consider a transition towards a more structured annual grant approach in which long-term incentive awards are made annually to each executive in amounts equal to a percentage of each executive’s base salary.
     The Compensation Committee used these updated survey results in the development of our executive compensation programs for 2007 and 2008.
Executive Officer Changes in 2007
     On September 25, 2007, following the announcement of Joseph C. Tusa, Jr.’s planned departure from the Company for personal reasons, we named Amy Bobbitt to the newly created position of Senior Vice President and Chief Accounting Officer. Mr. Tusa resigned as our Chief Financial Officer effective December 24, 2007, and he resigned from his employment with our Company effective January 2, 2008. As a result of Mr. Tusa’s departure, Ms. Bobbitt now performs the duties of the principal financial officer.
Role of Executive Officers in Determining Executive Compensation
     The Chief Executive Officer evaluates the overall performance of our other executive officers and, with assistance from the Company’s Human Resource Department, makes recommendations for compensation adjustments to the Compensation Committee. In 2007, Mr. Enterline proposed, and the Compensation Committee approved, salary adjustments and short-term and long-term incentives for the executive officers. See “Compensation Components” below for additional information.
Compensation Components
     The Compensation Committee primarily uses a combination of base salary, short-term incentive and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our stockholders by focusing on both our short-term and long-term performance.
     Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives. The base salaries received by our Chief Executive Officer and other named executive officers in 2007 are specified in the Summary Compensation Table. Mr. Barker received a 7% market adjustment to his salary in 2007 based on the salary survey of the peer group provided by Mercer. The 2007 salaries for Messrs. Tusa, Kerr and Bramlett reflected 2.5% increases over the prior year for cost of living adjustments. During 2007, Ms. Bobbitt received a 3.0% cost of living increase over the prior year. Mr. Enterline’s salary was unchanged from 2006 due to the timing of the signing of his 2006 employment agreement.
     Short-Term Incentives. The Compensation Committee believes that a short-term incentive based on our annual operating performance is an important part of a competitive compensation package for the executives and establishes an EBITDA target each year when the annual operating budget is finalized. The EBITDA target for 2007 was $53.6 million. EBITDA is a non-GAAP financial measure that consists of earnings before interest expense, taxes, depreciation and amortization.
     Our EBITDA target drives the annual bonus program for the executives, and short-term incentives are determined at the end of each year based on our performance against that year’s target. The Compensation Committee retains the discretion to make adjustments to actual EBITDA for determining achievement of performance against the annual target and typically only makes adjustments for the impact of strategic transactions or other unanticipated events that were not contemplated in the annual budget process. The short-term incentive program specifies a range of goals and related award opportunities as a percentage of base pay. The ranges for 2007 were as follows:

	% of Base Pay	% of Base Pay
Position	Earned at EBITDA Target	Earned at Maximum

Chief Executive Officer	75%	150%
Chief Financial Officer	50%	100%
Chief Accounting Officer	40%	100%
Chief Operating Officer	60%	120%
General Counsel	50%	100%
Senior Vice President — Corporate Development	50%	100%
These target and maximum percents reflected increases for the Chief Executive Officer and the Chief Operating Officer for 2007, which in 2006 were set at 50% and 100%, respectively, for each of these executives. The Compensation Committee granted these increases in 2007 in light of the executives’ performance during the prior year and based on the Committee’s review of the Mercer report, which suggested that the 2006 target of 50% for these two positions was below market for the peer group surveyed.
     For 2007, the short-term incentive program for the CEO and the other executive officers began paying at 90% of the EBITDA target and was capped at 110% of the EBITDA target. For each 1% above the EBITDA target, executive officers were to receive an additional 10% of their respective target bonus, which we refer to as the bonus accelerator, except for Ms. Bobbitt, who was to have received 1.5% of her target bonus for each 1% above the EBITDA target. Short-term incentives are paid to the executives following the issuance of our earnings release for the prior fiscal year.
     In 2007, EBITDA for the short-term incentive program was $56.3 million and included actual EBITDA of $54.3 million and the following adjustments approved by the Compensation Committee:
•	costs related to a terminated transaction of approximately $0.5 million;

•	costs related to restructuring and related severance of approximately $0.7 million;

•	costs related to a secondary offering on behalf of certain selling stockholders of approximately $0.1 million;

•	costs related to the resolution of certain pre-merger Venturi tax claims of approximately $0.2 million;

•	costs related to a vendor bankruptcy of approximately $0.5 million; and

•	a reduction of actual EBITDA of approximately $0.1 million related to the unbudgeted acquisitions we completed in December 2007.
As a result of these adjustments, we exceeded our 2007 EBITDA target by $2.7 million, or 5.0%, and the following bonus payments were made to our named executive officers in the first quarter of 2008: Larry L. Enterline, $562,500; Michael H. Barker, $315,000; Joseph C. Tusa, Jr., $227,912; Amy Bobbitt, $92,450; David L. Kerr, $218,765; and Ken R. Bramlett, Jr., $207,542. The short-term incentives earned by our Chief Executive Officer and other named executive officers in 2007 are specified in the Summary Compensation Table.
     Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards. Under the annual incentive plan for 2007, Ms. Bobbitt earned a performance bonus of $92,450, as set forth above. In light of Ms. Bobbitt’s efforts in the CFO transition and in connection with a change made by management to the 2007 incentive plans for several senior, but non-executive, officers, the Committee approved a discretionary bonus for Ms. Bobbitt after year-end of $15,050. As a result, Ms. Bobbitt earned total bonuses of $107,500 for her performance during 2007, which is equivalent to what she would have earned under the annual incentive plan if her above-target bonus accelerator had been 5%, rather than the 1.5% with which she began the year. For 2008, Ms. Bobbitt’s above-target bonus accelerator is 10%, which is consistent with the other executive officers.

     On January 2, 2007, the Compensation Committee awarded Mr. Tusa and Mr. Kerr 18,000 and 12,000 shares of common stock, respectively, all of which vested on the date of grant. These were one-time discretionary awards based on the executives’ service to the Company since the merger.
     Long-Term Incentives. The Compensation Committee also believes that a substantial portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our stockholders and also to provide a retention incentive. The Compensation Committee has approved stock option and restricted stock awards to our executive officers in the past under our equity incentive plans described in more detail under “Description of Benefit Plans” below. It is our goal to issue the executives equity grants in January of each year in order to align the executive grants with the grants to non-executives. In 2007, the executive grants were not approved and issued until June 2007, following the Compensation Committee’s review of the Mercer report. The 2008 executive grants were approved and issued in January 2008 at the same time as the grants to other employees.
     Prior to 2007, and except for the shares awarded to certain of the executive officers under the Old COMSYS 2004 Management Incentive Plan, stock option and restricted stock awards have historically time-vested and become exercisable at the rate of 33 1/3% annually on each of the three successive anniversary dates following the grant date. Beginning in 2007, as a result of the Mercer report recommendations, a percentage of each of the executive grants has had a performance-vesting component. For future grants of stock options and restricted stock to the executive officers, the Compensation Committee has stated its objective of increasing the performance-vesting component as a percent of each award such that by 2009 all of such awards to the executive officers will vest solely based on performance vesting criteria. In 2007, 50% of the shares granted to the executives were performance-vesting shares. In 2008, 75% of the shares granted to the executives were performance-vesting shares.
     For our Chief Executive Officer and other named executive officers, the Compensation Committee has developed targets for long-term incentives as a percentage of each executive’s base salary. Fluctuations in our stock price may affect the number of shares granted to the executives as part of these plans. Although in the past we awarded primarily stock options as part of our long-term compensation program, since 2006 restricted stock awards have become the primary equity component of our long-term compensation strategy. We have not issued stock options since January 2006. We intend to continue offering restricted stock awards and stock options in the future. The Compensation Committee may also decide to issue other forms of stock-based awards for our named executive officers and other eligible participants under our equity incentive plans in effect at that time. Our current equity incentive plans are described below under the heading “Description of Benefit Plans.”
     In 2007, we entered into a modification agreement with our Chief Operating Officer, Michael H. Barker, effective June 1, 2007, amending the vesting schedule for a portion of Mr. Barker’s 100,000 share stock option award dated October 1, 2004. The Compensation Committee determined that the performance targets for the 49,990 shares that were originally scheduled to vest over three years would not be met. Therefore, these shares were rescheduled to vest as follows: two-thirds of these shares were rescheduled to vest in substantially equal annual installments over the three-year period ending January 1, 2010, and one-third were rescheduled to vest over the same three-year period based on the attainment of our annual EBITDA target under our annual incentive plan. The purpose of these modifications was to retain the services of the executive and provide an incentive for the executive to contribute to our long-term success after October 1, 2007, when the initial three-year vesting schedule for these options was originally scheduled to expire. All other terms of the original award remained unchanged.
     Effective June 1, 2007, the Compensation Committee approved the annual restricted stock grants to our Chief Executive Officer and the four other named executive officers in the proxy statement for our 2007 Annual Meeting. Half of these shares will vest in equal annual installments over three years. The remaining shares will performance vest at the end of the three-year period based on our earnings per share (“EPS”) growth as against the BMO Staffing Stock Index during the three-year period. The performance shares will fully vest if our EPS growth is in the top 25% of the index. The performance shares will vest 50% or 25% if our EPS growth is in the second 25% or third 25% of the index, respectively. No shares will vest if our EPS growth is in the bottom 25% of the index. The vesting percentages will be prorated within individual tiers, except that no shares will vest for EPS growth in the bottom tier.
     Employment Agreements and Other Perquisites. We are parties to employment agreements with each of our executive officers. The employment agreements cover base salary, short-term incentive programs, perquisites, non-compete and non-solicitation covenants and change of control benefits. The Compensation Committee believes that employment agreements are critical to the attraction and retention of executive officers in a competitive market while protecting our business operations. For a detailed description of the employment agreements with our executive officers, please see “Employment Agreements and Related Arrangements” below.
     In 2007, we entered into amended and restated employment agreements with our Chief Operating Officer, Michael H. Barker, and our Senior Vice President of Corporate Development, David L. Kerr. These agreements became effective on June 1, 2007, and are substantially identical in form to those that we have in place with our other executive officers. Please see “Employment Agreements and Related Arrangements” below for additional information.
     Effective February 14, 2008, we entered into an amended and restated employment agreement with our Chief Accounting Officer, Amy Bobbitt. The agreement is substantially identical in form to those that we have in place with our other executive officers. Please see “Employment Agreements and Related Arrangements” below for additional information.
     The Compensation Committee recognizes the necessity of a sound and continual management team. Additionally, the Compensation Committee understands the potential for a change of control of the Company and the possible uncertainty and questions that may arise among the executive officers, which may result in distraction or departure. As a result, all of our executive officer employment agreements contain change of control provisions, which encourage retention of the executive officers during a potential transaction. The terms of change of control provisions and potential payments to our Chief Executive Officer and other named executive officers who were serving as our named executive officers at the end of 2007 upon termination or following a change of control event are described under the headings “Employment Agreements and Related Arrangements; Potential Payments upon Termination or Change of Control” below. Severance payments and other termination benefits to our former Chief Financial Officer, who resigned in December 2007, are described under the heading “Separation Agreement” below.
     The Compensation Committee believes that executives should have modest perquisites and our executives’ perquisites generally are limited to monthly car allowances and the reimbursement of club dues. The Compensation Committee reviews employment agreements and perquisites annually in the ordinary course of business.
     Broad-based Employee Benefits. Our executive officers have the opportunity to participate in company-wide benefit programs that are generally available to all of our employees, such as:
•	healthcare plans, which include medical, vision, dental and behavioral health programs, as well as wellness and preventive care benefits;

•	life and disability plans, which include group life insurance, accidental disability and dismemberment and short-term and long-term disability programs;

•	a 401(k) plan, which includes a match equal to 25% of each employee’s eligible contribution up to 6% of each employee’s gross compensation per paycheck and the opportunity to earn discretionary additional year-end profit sharing contributions. See “Description of Benefit Plans—401(k) Plans” below; and

•	balanced-life plans, which include adoption-assistance programs, personal-leave programs to care for ill spouse or dependents and mass-transit and parking programs.
Tax Implications of Executive Compensation Policy
     Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1.0 million paid to its Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee strives to structure our long-term and incentive compensation programs to preserve the tax deductibility of compensation paid to our executive officers. Notwithstanding the foregoing, base salaries and other non-performance based compensation as defined in Section 162(m) in excess of $1.0 million paid to these executive officers in any year would not qualify for deductibility under Section 162(m).
Accounting Implications of Executive Compensation Policy
     We are required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. Non-vested shares are deemed issued and outstanding from a legal perspective; however, under U.S. generally accepted accounting principles (“GAAP”), only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.
Securities Trading Policy
     We have an insider trading policy that covers all employees, including our named executive officers, and restricts certain employees from trading in our securities during certain specified earnings release periods or when they are in possession of material non-public information. In addition, executive officers may not engage in any transaction in which they may profit from short-term swings in our securities. These transactions include “short sales,” “put” and “call” options and any other derivatives or hedging transactions in our securities.
Compensation Committee Report
     The Compensation Committee of our Board of Directors has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007 and the Company’s 2008 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE
Frederick W. Eubank II, Chairman
Courtney R. McCarthy
Robert Z. Hensley
Compensation Committee Interlocks and Insider Participation
     No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
          The following table provides information concerning total compensation earned during 2007 and 2006 for our Chief Executive Officer, our former Chief Financial Officer, our principal financial officer and our three other most highly paid executive officers.

								Non-Equity
						Stock	Option	Incentive Plan	All Other
	Fiscal	Salary		Bonus		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)		($)[5]	($)[5]	($)[6]	($)[7]	($)

Larry L. Enterline,	2007	$500,000		$—		$846,071	$—	$562,500	$26,160	$1,934,731
Chief Executive Officer and Director	2006	$440,973		$85,417	[3]	$988,448	$11,420	$389,583	$12,407	$1,928,248

Joseph C. Tusa, Jr., Former	2007	$300,499		$—		$636,433	$—	$227,912	$19,331	$1,184,175
Chief Financial Officer[1]	2006	$319,601	[2]	$—		$313,388	$—	$200,138	$17,393	$850,520

Amy Bobbitt, Senior Vice	2007	$219,604		$15,050	[4]	$60,804	$—	$92,450	$—	$387,908
President and Chief Accounting Officer (principal financial officer)

David L. Kerr, Senior	2007	$288,439		$—		$515,173	$—	$218,765	$16,254	$1,038,631
Vice President— Corporate Development	2006	$284,600		$—		$313,388	$—	$192,105	$5,953	$796,046

Michael H. Barker,	2007	$339,183		$—		$181,877	$327,819	$315,000	$22,500	$1,186,379
Executive Vice President and Chief Operating Officer	2006	$342,720	[2]	$—		$45,375	$126,926	$220,320	$20,835	$756,176

Ken R. Bramlett, Jr., Senior	2007	$273,642		$—		$53,702	$120,340	$207,542	$17,760	$672,986
Vice President, General Counsel and Corporate Secretary	2006	$257,625		$—		$—	$120,340	$182,250	$16,580	$576,795

(1)	Mr. Tusa resigned as our Chief Financial Officer effective December 24, 2007, and he resigned from his employment with our Company effective January 2, 2008.

(2)	Amounts include $23,101 and $16,320 for Mr. Tusa and Mr. Barker, respectively, for Paid Time Off (“PTO”) payout payments related to a modification of our PTO plan during 2006.

(3)	Includes a $50,000 signing bonus paid to Mr. Enterline and approved by the Compensation Committee upon the signing of Mr. Enterline’s employment agreement in July 2006. Additionally, in light of Mr. Enterline’s efforts in the CEO transition, and to reward him for the Company’s other successes during 2006, the Compensation Committee approved a discretionary bonus after year-end of $35,417. As a result of this bonus, Mr. Enterline earned total bonuses of $425,000 for his performance during 2006, which is equivalent to what he would have earned under the annual incentive plan if he had been employed by the Company for the entire year.

(4)	In light of Ms. Bobbitt’s efforts in the CFO transition and in connection with a change made by management to the 2007 incentive plans for several senior, but non-executive, officers, the Compensation Committee approved a discretionary bonus for Ms. Bobbitt after year-end of $15,050. As a result, Ms. Bobbitt earned total bonuses of $107,500 for her performance during 2007, which is equivalent to what she would have earned under the annual incentive plan if her above-target bonus accelerator had been 5%.

(5)	Included in the “Stock Awards” and “Option Awards” columns are the amounts of compensation expense recognized in 2007 and 2006 related to restricted stock and stock option awards made in 2007, 2006 and prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”). For a discussion of the assumptions used in calculating the expense, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 10 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007. In calculating these amounts, as required by the SEC, no estimates were made for forfeitures. The actual amount ultimately realized by a named executive officer will vary depending on stock price fluctuations and the timing of vesting or exercise.

(6)	The “Non-Equity Incentive Plan Compensation” column reflects bonuses payable under our annual incentive plan. Bonus amounts include bonuses earned in the fiscal year specified in the table and exclude bonuses paid in such year, but earned in the preceding year.

(7)	The value of perquisites and other personal benefits is provided in this column and below in this note even if the amount is less than the reporting threshold established by the SEC:

	Fiscal	Auto	Country Club	Insurance	401(k)
Name and Principal Position	Year	Allowance	Dues	Premiums[8]	Match	Total

Larry L. Enterline,	2007	$12,000	$10,785	$—	$3,375	$26,160
Chief Executive Officer and Director	2006	$10,583	$607	$—	$1,217	$12,407

Joseph C. Tusa, Jr., Former	2007	$12,000	$3,186	$770	$3,375	$19,331
Chief Financial Officer[1]	2006	$12,000	$2,633	$—	$2,760	$17,393

Amy Bobbitt, Senior Vice	2007	$—	$—	$—	$—	$—
President and Chief Accounting Officer (principal financial officer)[9]

David L. Kerr, Senior	2007	$6,500	$6,495	$—	$3,259	$16,254
Vice President— Corporate Development	2006	$—	$5,953	$—	$—	$5,953

Michael H. Barker,	2007	$12,000	$5,700	$1,425	$3,375	$22,500
Executive Vice President and Chief Operating Officer	2006	$12,000	$5,535	$—	$3,300	$20,835

Ken R. Bramlett, Jr., Senior	2007	$12,000	$5,760	$—	$—	$17,760
Vice President, General Counsel and Corporate Secretary	2006	$11,450	$5,130	$—	$—	$16,580

(8)	Reflects company-paid insurance premiums for group term life insurance, long-term disability and/or short-term disability coverage. These insurance programs were discontinued after the merger, and all participants in these programs at that time were granted continuing coverage under the terms of the programs until their employment with the Company is terminated.

(9)	Effective February 14, 2008, we entered into an amended and restated employment agreement with Ms. Bobbitt. The agreement is substantially identical in form to those that we have in place with our other executive officers and includes provisions for a monthly auto allowance and reimbursement of country club dues.

GRANTS OF PLAN-BASED AWARDS
          The following table provides information concerning grants of plan-based awards during 2007.

									All Other
									Stock Awards:
			Estimated Future Payouts			Estimated Future Payouts			Number
			Under Non-Equity Incentive			Under Equity Incentive			of Shares
			Plan Awards[1]			Plan Awards			of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)

Larry L. Enterline	6/1/2007	[2]	$187,500	$375,000	$750,000	27,500	55,000	55,000

Joseph C. Tusa, Jr.	1/2/2007	[3]							18,000
	6/1/2007	[2]	$74,125	$148,250	$296,500	6,750	13,500	13,500

Amy Bobbitt	1/2/2007	[4]	$43,000	$86,000	$172,000				1,500

David L. Kerr	1/2/2007	[3]							12,000
	6/1/2007	[2]	$71,150	$142,300	$284,600	6,750	13,500	13,500

Michael H. Barker	6/1/2007	[2]	$105,000	$210,000	$420,000	16,250	32,500	32,500
	6/1/2007	[5]				33,343	49,990	49,990

Ken R. Bramlett, Jr.	6/1/2007	[2]	$67,500	$135,000	$270,000	6,750	13,500	13,500

(1)	Amounts reflect potential payments under the COMSYS Annual Incentive Plan for 2007. Actual amounts earned for 2007 were higher than the target amounts. Threshold and Target amounts are defined in the executives’ respective employment agreements. Maximum amounts were set by the Compensation Committee in February 2007. See “Employment Agreements and Related Arrangements.”

(2)	Share amounts reflect restricted stock shares issued under the Amended and Restated 2004 Stock Incentive Plan. Of these target share amounts, half (50%) will vest in equal installments on June 1, 2008, June 1, 2009, and June 1, 2010, respectively. The remaining shares will vest on June 1, 2010, based on our earnings per share (“EPS”) growth as against the BMO Staffing Stock Index during the three-year period. The shares will fully vest if our EPS growth is in the top 25% of the index. The shares will vest 50% or 25% if our EPS growth is in the second 25% or third 25% of the index, respectively. No shares will vest if our EPS growth is in the bottom 25% of the index. The vesting percentages will be prorated within individual tiers, except that no shares will vest for EPS growth in the bottom tier. As a result of Mr. Tusa’s departure in January 2008, his 13,500 shares were forfeited.

(3)	Amounts reflect discretionary shares granted in January 2007. All of these shares were fully vested on the grant date.

(4)	Share amounts reflect restricted stock shares issued under the Amended and Restated 2004 Stock Incentive Plan. These shares will vest in equal annual installments over three years beginning January 2, 2008.

(5)	These options were previously granted on October 1, 2004, but are subject to a modification agreement between the Company and Mr. Barker, effective June 1, 2007, amending the vesting schedule for a portion of such options. The Compensation Committee determined that the original performance targets for the 49,990 options that were scheduled to vest over three years would not be met. Therefore, these options were rescheduled to vest as follows: two-thirds were rescheduled to vest in substantially equal annual installments over the three-year period ending January 1, 2010, and one-third were rescheduled to vest over the same three-year period based on the attainment of the Company’s annual EBITDA target under its management incentive plan. All other terms of the original award remained unchanged.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
          The following table provides information on the holdings of stock option and restricted stock awards by the named executives as of December 30, 2007. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each option grant is shown separately for each executive. The vesting schedule for each unvested grant is shown in footnote 1 following this table. The market value of the stock awards is based on the closing market price of COMSYS stock as of December 28, 2007, which was $15.78. The market value as of December 30, 2007, shown below assumes the satisfaction of all applicable vesting criteria.

	Option Awards					Share Awards
		Equity						Equity	Equity Incentive
		Incentive						Incentive	Plan Awards:
		Plan Awards:				Number of		Plan Awards:	Market or
	Number of	Number of				Shares or	Market Value	Number of	Payout Value of
	Securities	Securities				Units of	of Shares or	Unearned	Earned Shares,
	Underlying	Underlying	Option			Stock That	Units of	Shares, Units	Units or Other
	Unexercised	Unexercised	Exercise	Option		Have Not	Stock That	or Other Rights	Rights That
	Options (#)	Unearned	Price	Expiration		Vested	Have Not	That Have Not	Have Not
Name	Exercisable	Options (#)[1]	($)	Date		(#)[1]	Vested ($)	Vested (#)[1]	Vested ($)

Larry L. Enterline						144,167	$2,274,955	27,500	$433,950
	160,000		$7.8025	4/14/2013	[2,3]
	70,000		$11.7025	4/14/2013	[2,3]
	6,000		$8.5500	10/1/2014
Joseph C. Tusa, Jr.[5]						46,770	$738,031	22,006	$347,255
Amy Bobbitt						8,166	$128,859
David L. Kerr						46,770	$738,031	22,006	$347,255
Michael H. Barker						24,583	$387,920	16,250	$256,425
	10,000		$7.8025	4/14/2013	[3]
	30,000		$11.7025	4/14/2013	[3]
	50,010	49,990	$8.5500	10/1/2014
Ken R. Bramlett, Jr.						6,750	$106,515	6,750	$106,515
	48,000		$7.8025	4/14/2013	[3,4]
	16,000		$11.7025	4/14/2013	[3,4]
	22,000	44,000	$11.0500	1/3/2016

(1)	The following table shows the vesting schedule for the unvested stock options and unvested restricted stock grants.

Name	Option Awards	Stock Awards	Grant Date	Vesting Date

Larry L. Enterline		33,333	7/27/2006	1/1/2008
		9,167	6/1/2007	6/1/2008
		83,334	7/27/2006	1/1/2009
		9,166	6/1/2007	6/1/2009
		36,667	6/1/2007	6/1/2010	[6]
Joseph C. Tusa, Jr.[5]		19,980	9/30/2006	1/1/2008	[7]
		2,250	6/1/2007	6/1/2008
		19,980	9/30/2006	1/1/2009	[7]
		2,250	6/1/2007	6/1/2009
		15,316	9/30/2006	1/1/2010	[7]
		9,000	6/1/2007	6/1/2010	[6]
Amy Bobbitt		500	1/2/2007	1/2/2008
		3,333	6/21/2006	6/21/2008
		500	1/2/2007	1/2/2009
		3,333	6/21/2006	6/21/2009
		500	1/2/2007	1/2/2010
David L. Kerr		19,980	9/30/2006	1/1/2008	[7]
		2,250	6/1/2007	6/1/2008
		19,980	9/30/2006	1/1/2009	[7]
		2,250	6/1/2007	6/1/2009
		15,316	9/30/2006	1/1/2010	[7]
		9,000	6/1/2007	6/1/2010	[6]
Michael H. Barker	16,646		6/1/2007	1/1/2008	[8]
		4,166	2/9/2006	2/9/2008
		5,417	6/1/2007	6/1/2008
	16,647		6/1/2007	1/1/2009	[8]
		4,167	2/9/2006	2/9/2009
		5,416	6/1/2007	6/1/2009
	16,697		6/1/2007	1/1/2010	[8]
		21,667	6/1/2007	6/1/2010	[6]
Ken R. Bramlett, Jr.	22,000		1/3/2006	1/3/2008
		2,250	6/1/2007	6/1/2008
	22,000		1/3/2006	1/3/2009
		2,250	6/1/2007	6/1/2009
		9,000	6/1/2007	6/1/2010	[6]

(2)	This date represents the latest possible expiration date. As set forth in the terms of Mr. Enterline’s Separation Agreement with Venturi dated September 1, 2004, certain events could accelerate the expiration of these options.

(3)	Amounts shown have been adjusted to reflect the effect of the 1-for-25 reverse stock split completed August 5, 2003. Portions of these grants were issued at greater-than-market-value exercise prices at the completion of Venturi’s financial restructuring on April 14, 2003.

(4)	On February 9, 2007, the Compensation Committee amended the expiration date of these options. When these options were granted to Mr. Bramlett in 2003, prior to the merger, they were scheduled to expire in 2013. The expiration date for these options was shortened in 2004 when Mr. Bramlett left the Company following the merger. Mr. Bramlett re-joined the Company in January 2006, and the Compensation Committee’s action restored the expiration date for these options to the original scheduled date.

(5)	Mr. Tusa resigned as our Chief Financial Officer effective December 24, 2007, and he resigned from his employment with our Company effective January 2, 2008. As a result, Mr. Tusa received the 19,980 restricted stock shares scheduled to vest on January 1, 2008, and he forfeited the remaining 48,796 unvested restricted stock shares.

(6)	Of these restricted share amounts, one-quarter (25%) will vest on June 1, 2010. The remaining three-quarters (75%) will vest on June 1, 2010, based on our EPS growth as against the BMO Staffing Stock Index during the three-year period beginning on the grant date. The shares will fully vest if our EPS growth is in the top 25% of the index. The shares will vest 50% or 25% if our EPS growth is in the second 25% or third 25% of the index, respectively. No shares will vest if our EPS growth is in the bottom 25% of the index. The vesting percentages will be prorated within individual tiers, except that no shares will vest for EPS growth in the bottom tier.

(7)	Of these restricted share amounts, 13,320, 13,320 and 13,380 shares held by each of Mr. Tusa and Mr. Kerr were scheduled to vest on January 1, 2008, January 1, 2009, and January 1, 2010, respectively. Additionally, 6,660, 6,660 and 1,936 shares held by each of Mr. Tusa and Mr. Kerr were scheduled to vest on January 1, 2008, January 1, 2009, and January 1, 2010, respectively, if certain EBITDA targets are met. These targets are set annually by our Compensation Committee. As a result of Mr. Tusa’s resignation (footnote 5), Mr. Tusa forfeited the shares scheduled to vest on January 1, 2009 and January 1, 2010.

(8)	Of these option amounts, 11,097, 11,098 and 11,148 options held by Mr. Barker were scheduled to vest on January 1, 2008, January 1, 2009, and January 1, 2010, respectively. Additionally, 5,549 options held by Mr. Barker were scheduled to vest on each of January 1, 2008, January 1, 2009, and January 1, 2010, respectively, if certain EBITDA targets are met. These targets are set annually by our Compensation Committee.
OPTION EXERCISES AND STOCK VESTED
          The following table provides certain information for the named executive officers on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)[1]	(#)	($)[2]

Larry L. Enterline	—	$—	33,333	$673,659.93
Joseph C. Tusa, Jr.	—	$—	38,307	$774,184.47
Amy Bobbitt	—	$—	3,334	$76,315.26
David L. Kerr	—	$—	32,307	$652,924.47
Michael H. Barker	50,000	$827,415.00	4,167	$85,256.82
Ken R. Bramlett, Jr.	—	$—	—	$—

(1)	On May 8, 2007, Mr. Barker exercised 50,000 stock options with an exercise price of $7.8025 per share and subsequently sold those shares at $24.3508 per share.

(2)	Mr. Enterline, Mr. Tusa and Mr. Kerr vested 33,333, 20,307 and 20,307 shares, respectively, on January 1, 2007, with a value of $20.21 per share. Mr. Tusa and Mr. Kerr received fully-vested grants of 18,000 and 12,000 shares, respectively, on January 2, 2007, with a value of $20.21 per share. Mr. Barker vested 4,167 shares on February 9, 2007, with a value of $20.46 per share. Ms. Bobbitt vested 3,334 shares on June 21, 2007, with a value of $22.89 per share.
DIRECTOR COMPENSATION
          The following table provides certain information with respect to the 2007 compensation of our directors who served in such capacity during the year. The 2007 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above. Such directors receive no additional compensation for their services on our Board of Directors. Our director compensation policy is described under the heading “Board of Directors Information—How Are Directors Compensated?” above.

	Fees Earned
	or Paid in			All Other
	Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)[1]	($)	($)	($)

Frederick W. Eubank II2	$—	$—	$—	$—	$—
Robert Fotsch	$51,000	$48,060	$—	$—	$99,060
Robert Z. Hensley	$61,000	$48,060	$—	$—	$109,060
Victor E. Mandel	$51,000	$48,060	$—	$—	$99,060
Courtney R. McCarthy[2]	$—	$—	$—	$—	$—
Elias J. Sabo[2]	$—	$—	$—	$—	$—

(1)	This column reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) with respect to the 2007 fiscal year for the fair value of restricted stock grants made during the year. All grants to non-employee members of the Board of Directors are fully vested at the time of grant; therefore, the full fair value of the grant is recognized on the grant date.

(2)	Directors who are employed by us or our principal stockholders receive no additional compensation for serving on our Board of Directors. Therefore, Mr. Eubank, Ms. McCarthy and Mr. Sabo were not eligible for payments during 2007.
EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS; POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
          We are parties to employment agreements with each of our executive officers. Each agreement is substantially identical in form and is subject to automatic extensions for a one-year period at the end of the term of each such agreement, unless the agreement is terminated in accordance with its terms. The employment agreements cover base salary, short-term incentive programs, perquisites, non-compete and non-solicitation covenants and change of control benefits.
Compensation and Benefits Payable Under the Employment Agreements
          Base salary. The base salary is set for each executive in their respective employment agreements. The base salary may be adjusted from time to time as determined by the Compensation Committee. See Summary Compensation table above for the base salary information for each of our named executive officers.
          Annual bonus. Under the terms of the employment agreements, each executive is eligible to participate in our annual incentive bonus plan. Under the incentive plan, each executive is eligible for an annual bonus, ranging from 50% to 300% of one-half of his annual base salary, also referred to as the bonus target, based upon the achievement of an annual EBITDA target established each year by the Compensation Committee. Each 1% incremental increase over the established EBITDA target for each year will result in an additional 10% incremental increase in the bonus payable for the year. No incentive is provided unless a minimum of 90% of the EBITDA target is achieved and no additional bonus potential will be earned for any EBITDA above 110% of the target.
          Additional benefits. Under the terms of the employment agreements, each executive is eligible to receive benefits consistent with all Company employees, such as: medical benefits and paid time off. See “Executive Compensation—Broad-based Employee Benefits” for additional information.
Benefits Payable Upon Termination Without a Change of Control
          In the event that we do not renew the executive officer’s employment agreement, he is terminated other than for cause, he resigns for good reason, or his employment is terminated due to death or disability, the following benefits are payable under the terms of the employment agreements:
          Severance. Severance equal to 150% of the executive officer’s base compensation, except for Mr. Enterline, whose employment agreement provides for fixed severance of $750,000.
          Annual Bonus. Each executive officer would be entitled to receive an amount equal to the average annual bonus earned by the executive officer during each of the two years prior to his termination, payable in a lump sum or, in certain circumstances, over a 24-month period.
          Insurance and Benefits. Each executive officer would be entitled to receive continued insurance and benefits for a 24-month period following such a termination.
Benefits Payable With a Change of Control
          As defined in the employment agreements, a “Change of Control” of COMSYS IT Partners, Inc. means: (1) the consummation of a Merger Transaction if (a) the Company is not the surviving entity or (b) as a result of the Merger Transaction, 50% or less of the combined voting power of the then-outstanding securities of the other party to the Merger Transaction, immediately after the date of Change of Control, are held in the aggregate by the holders of Voting Stock immediately prior to the date of Change of Control; (2) the consummation of a Sale Transaction; (3) any Person, other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock; (4) the stockholders of the Company approve the dissolution of the Company; and (5) during any period of twenty-four (24) consecutive months, the replacement of a majority of the members of the Board who were members of the Board at the beginning of such period, and such new members shall not have been

(a) nominated or appointed to the Board pursuant to the terms of an agreement with the Company, (b) nominated for election or selected as a director by a duly constituted nominating committee (or a subcommittee thereof) of the Board or (c) approved by a vote of at least a majority of the members of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was so previously approved.
          If the executive officer is terminated for any reason other than for cause, or resigns for good reason, during the two-year period following a change of control of our Company, the following benefits are payable under the terms of the employment agreements:
          Severance. Each executive officer would be entitled to a severance payment equal to 150% of the executive officer’s base compensation, except for Mr. Enterline, whose employment agreement provides for fixed severance of $750,000.
          Annual Bonus. Each executive officer would be entitled to receive an amount equal to the average annual bonus earned by the executive officer during each of the two years prior to his or her termination, payable in a lump sum or, in certain circumstances, over a 24-month period.
          Insurance and Benefits. Each executive officer would be entitled to receive continued insurance and benefits for a 24-month period following such a termination.
          Special Severance Payment. Each executive officer would also be entitled to receive a special severance payment equal to 50% of the executive officer’s base compensation, except for Mr. Enterline, whose employment agreement provides for fixed special severance of $250,000.
          Acceleration of Equity Award Vesting. Simultaneously with the occurrence of a change of control, all vesting restrictions related to equity awards previously made to the executive officer shall lapse and all such awards shall become fully vested without any requirement for further action on the executive officer’s part. Mr. Bramlett’s employment agreement does not contain provisions for the acceleration of equity award vesting, however, the Compensation Committee granted that benefit to Mr. Bramlett at a meeting held in July 2006.
          Gross-Up Payment. In the event it shall be determined that any payment or distribution to or for the benefit of the executive officer upon a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, then each executive officer will be entitled to receive an additional payment (“gross-up payment”), in an amount such that after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the gross-up payment, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments.
Related Agreements
          Michael H. Barker. We entered into a modification agreement with Mr. Barker, effective June 1, 2007, amending the vesting schedule for a portion of Mr. Barker’s 100,000 share stock option award dated October 1, 2004. The Compensation Committee determined that the performance targets for the 49,990 shares that were originally scheduled to vest over three years would not be met. Therefore, these shares were rescheduled to vest as follows: two-thirds of these shares were rescheduled to vest in substantially equal annual installments over the three-year period ending January 1, 2010, and one-third were rescheduled to vest over the same three-year period based on the attainment of our annual EBITDA target under our annual incentive plan. The purpose of these modifications was to retain the services of the executive and provide an incentive for the executive to contribute to our long-term success after October 1, 2007, when the initial three-year vesting schedule for these options was originally scheduled to expire. All other terms of the original award remained unchanged.
          Amy Bobbitt. In 2006, we entered into an employment agreement with Ms. Bobbitt, effective June 21, 2006. The agreement required the issuance of 10,000 restricted shares on the first day of employment. The restricted shares vest in substantially equal annual installments over three years beginning on the first anniversary of the date of grant. The agreement entitled Ms. Bobbitt to 6 months of severance in the event of her termination without cause or to 12 months of severance in the event of a termination resulting from a change of control within two years of the employment date or if a relocation is required within two years of the employment date. In no event would she be eligible for both the 6 months and the 12 months of severance.

          We entered into an employment agreement with Ms. Bobbitt dated February 14, 2008, which supersedes the terms of her 2006 employment agreement. The 2008 employment agreement is substantially identical in form to those that we have in place with our other executive officers.
          Ken R. Bramlett, Jr. In February 2007, the Compensation Committee amended the expiration date of 64,000 fully-vested stock options held by Mr. Bramlett. The expiration date for these options was shortened in 2004 when Mr. Bramlett left our Company following the merger. Mr. Bramlett re-joined our Company in January 2006, and the Compensation Committee’s action restored the expiration date for these options to the original scheduled date.
ESTIMATED PAYMENTS IN THE EVENT OF TERMINATION WITHOUT CAUSE, RESIGNATION FOR GOOD REASON,
TERMINATION DUE TO DEATH OR DISABILITY AND CHANGE OF CONTROL
          The following table shows the amounts that would have been payable to each of the named executive officers assuming a termination as described in the executives’ employment agreements. The table assumes that the relevant triggering event occurred on December 30, 2007 (the “Termination Date”). SFAS 123(R) total grant date values were used for valuing equity awards. In accordance with the terms of Mr. Tusa’s separation agreement with the Company dated December 24, 2007, as described below, he is not entitled to any of the change of control benefits in his employment agreement.

					Additional Payments upon Termination without
	Termination without Cause, Resignation for Good				Cause or Resignation for Good Reason within
	Reason, Disability or Death				Two Years of a Change of Control
					Special			Total Change of
	Severance	Bonus	Insurance		Severance	Stock-Based	Tax Gross-Up	Control
Executive	Payments[1]	Payments[2]	Benefits[3]	Total	Payment[4]	Compensation[5]	Payment[6]	Payments

Larry L. Enterline	$750,000	$493,750	$8,176	$1,251,926	$250,000	$1,621,544	$861,451	$3,984,921
David L. Kerr	$437,531	$205,435	$23,436	$666,402	$145,844	$802,991	$465,875	$2,081,112
Michael H. Barker	$525,000	$267,660	$25,090	$817,750	$175,000	$1,228,592	$732,272	$2,953,614
Ken R. Bramlett, Jr.	$415,085	$194,896	$23,268	$633,249	$138,362	$369,051	$569,155	$1,709,817
Amy Bobbitt[7]	$110,750	$—	$—	$110,750	$221,500	$—	$—	NA

(1)	Amounts are equal to 1.5 times the highest Base Salary in effect during the 12 months immediately prior to the Termination Date, except for Mr. Enterline, whose agreement provides for fixed severance of $750,000, and Ms. Bobbitt, whose amount is 0.5 times the highest Base Salary in effect during the 12 months immediately prior to the Termination Date.

(2)	Amounts are equal to 1 times the average annual bonus earned by the executive under our annual incentive plan for the two years ending prior to the Termination Date.

(3)	Amounts are equal to the present value of 24 months of continued insurance and benefits at rates in effect at December 30, 2007.

(4)	Amounts are equal to 0.5 times the highest Base Salary in effect during the 12 months immediately prior to the Termination Date, except for Mr. Enterline, whose agreement provides for fixed special severance of $250,000, and Ms. Bobbitt, whose amount is 1 times the highest Base Salary in effect during the 12 months immediately prior to the Termination Date.

(5)	Amounts are based on the remaining grant date fair value to be recognized as stock-based compensation expense as of the last day of the fiscal year. See “Compensation Tables—Outstanding Equity Awards at 2007 Fiscal Year End” for more detail on executive holdings.

(6)	Amounts assume a combined federal and state income and Medicare tax rate of 36.45% for Messrs. Enterline and Kerr. Amounts assume a combined federal and state income and Medicare tax rate of 42.45% for Messrs. Barker and Bramlett.

(7)	In accordance with the terms of the employment agreement effective June 21, 2006, Ms. Bobbitt would have been entitled to 6 months of severance in the event of her termination without cause or 12 months of severance in the event of a termination resulting from a change of control within two years of the employment date or if a relocation is required within two years of the employment date. In no event would she have been eligible for both the 6 months and the 12 months of severance. We entered into an employment agreement with Ms. Bobbitt dated February 14, 2008, which supersedes the terms of her 2006 employment agreement. The 2008 employment agreement is substantially identical in form to those that we have in place with our other executive officers.
SEPARATION AGREEMENT
Joseph C. Tusa, Jr.
          Mr. Joseph C. Tusa, Jr. resigned as our Senior Vice President, Chief Financial Officer and Assistant Secretary effective December 24, 2007. We entered into a separation agreement with Mr. Tusa, whose employment with us terminated on January 2, 2008, pursuant to which Mr. Tusa received an advance payment against his 2007 bonus at target levels. The balance was paid after the completion of the 2007 audit simultaneously with the payment of other bonuses to executive officers. Additionally, 19,980 shares of restricted common stock scheduled to vest on January 1, 2008, to which Mr. Tusa was entitled to under the terms of our 2004 Management Incentive Plan, vested (including 6,660 shares which were eligible to vest based on the achievement of the 2007 bonus target). All remaining, unvested shares held by Mr. Tusa were forfeited. Also, in accordance with Company policies, Mr. Tusa’s unused paid-time-off was paid within 10 days after his termination date, and he was eligible for COBRA health insurance coverage beginning after his termination date.
DESCRIPTION OF BENEFIT PLANS
2004 Stock Incentive Plan, as Amended and Restated effective April 13, 2007
          In connection with the merger, our Board of Directors adopted the 2004 Stock Incentive Plan, which was approved by our stockholders on September 27, 2004, and became effective as of September 30, 2004. The plan was subsequently amended and restated by the Board of Directors on April 13, 2007. The Amended and Restated 2004 Stock Incentive Plan was approved by our stockholders as of May 23, 2007. As of March 30, 2008, options to purchase 323,932 shares of our common stock were outstanding and 714,878 shares of our restricted stock have been granted under the Amended and Restated 2004 Stock Incentive Plan since the plan’s inception. As of March 30, 2008, 591,692 shares of our common stock remained authorized for issuance and are reserved for future grants under this plan. The weighted average exercise price of the options outstanding under this plan is $10.10 per share.
2003 Equity Incentive Plan
          Our 2003 Equity Incentive Plan was approved by our stockholders on July 24, 2003. As of March 30, 2008, options to purchase 445,000 shares of our common stock with a weighted average exercise price of $9.01 were outstanding under our 2003 Equity Incentive Plan and 53,035 shares of our common stock were available for future grants under our 2003 Equity Incentive Plan. No awards were granted to the named executive officers under the 2003 Equity Incentive Plan in 2007.
1999 Stock Option Plan
          On October 21, 1999, Old COMSYS adopted the COMSYS Holding, Inc. 1999 Stock Option Plan. In the merger, effective September 30, 2004, each outstanding option under the 1999 Plan became exercisable, when vested, for 0.0001 of a share of Venturi (now COMSYS) common stock. No future grants will be made under this plan. As of March 30, 2008, options to purchase 12 shares of our common stock were outstanding under the 1999 Plan. The weighted average exercise price of these options is $20,000.00. It is our intention to cancel these options in the second quarter of 2008.
1995 Equity Participation Plan
          Our 1995 Equity Participation Plan was terminated in connection with our financial restructuring in 2003, and all of our officers and directors at the time and most of our employees forfeited their options issued under that plan. As of March 30, 2008, options to purchase 1,157 shares of our common stock were outstanding under the 1995 Equity Participation Plan. The weighted average exercise price of these options is $175.97.
COMSYS Annual Incentive Plan
          Under the COMSYS Annual Incentive Plan, our Chief Executive Officer and other executive officers were eligible to receive an annual bonus in 2007 based on the achievement of an annual EBITDA target approved by the Compensation Committee. The plan sets forth the bonus targets for the Chief Executive Officer and each other executive officer and specifies the percentage of bonus targets payable to such executives upon achieving the specified EBITDA target. As provided in each employment agreement, Mr. Enterline, Mr. Tusa, Ms. Bobbitt, Mr. Barker, Mr. Kerr and Mr. Bramlett were eligible for a bonus in 2007 ranging from 40% to 300% of one-half of such executive’s annual base salary, also referred to as their bonus target, based upon the achievement of the EBITDA target established by the Compensation Committee. Each 1% incremental increase over the established EBITDA target for 2007 would have resulted in an additional 10% incremental increase in the bonus payable for these executives, except for Ms. Bobbitt, who would have received an additional 1.5% incremental increase. No incentive bonus would have been provided unless a minimum of 90% of the EBITDA target was achieved, and no additional bonus potential would have been earned for any EBITDA above 110% of the EBITDA target. The EBITDA target for 2007 was achieved, and the related bonus payments for 2007 are included in the Summary Compensation Table above.
Old COMSYS 2004 Management Incentive Plan
          Effective January 1, 2004, Old COMSYS adopted the 2004 Management Incentive Plan. Although all the shares reserved under the plan were provided by certain Old COMSYS stockholders, the plan was structured as a stock issuance program under which certain executive officers and key employees were eligible to receive shares of Old COMSYS nonvoting Class D Preferred Stock in exchange for payment at the then current fair market value of these shares. Effective July 1, 2004, 1,000 shares of Class D Preferred Stock were issued by Old COMSYS under the plan. Effective with the merger, these shares were exchanged for a total of 1,405,844 restricted shares of COMSYS common stock. One-third of these shares, (468,615 shares), vested at the merger date. Another 468,615 shares were scheduled to vest in equal installments of 156,205 shares on January 1st of each of the years 2005, 2006 and 2007 (“time vesting shares”), and the remaining 468,614 shares were scheduled to vest in equal annual installments if specified earnings targets were met for fiscal years 2004, 2005 and 2006 (“performance vesting shares”), in each case subject to earlier vesting as discussed below. The earnings targets were not met for 2004 or 2005 and were not expected to be met for 2006 and, accordingly, no compensation expense was recognized in 2006 on the performance vesting shares. A total of 624,820 and 156,205 time-vesting shares vested in 2004 and 2005, respectively, resulting in stock-based compensation expense of $7.0 million and $1.8 million in each respective period. Of the remaining 156,205 time vesting shares that were originally scheduled to vest on January 1, 2007, 59,359 shares have vested and the related expense recognized in 2006 was $0.9 million. The remaining 96,846 shares were forfeited by certain Plan participants whose employment with the Company had terminated prior to vesting.
          Effective September 30, 2006, the Compensation Committee made certain modifications to the plan. The Committee concluded that the performance vesting targets appeared to be unattainable. As a result, the Compensation Committee approved modifications to the vesting targets for the performance vesting shares under which 103,700 shares (or two-thirds of the performance vesting shares held by the remaining participants at the time) were rescheduled to vest annually with the passage of time over the three-year period ending January 1, 2010, and 39,603 shares (or one-third of the performance vesting shares held by the remaining participants) were rescheduled to vest over the same three-year period based on the attainment of the Company’s annual EBITDA target under its management incentive plan. The purpose of these modifications was to retain the services of the remaining participants in this plan and provide an incentive for the participants to contribute to the Company’s long-term success after January 1, 2007, when all of the original unvested restricted shares would have expired. In addition, under the modification agreements, the participants forfeited a portion of their remaining performance vesting shares and waived their reallocation rights with respect to restricted shares that had been or may in the future be forfeited by other participants in the plan who no longer remain in service with the Company. The Company reversed $0.5 million of stock-based compensation expense in the third quarter of 2006 of the $1.1 million that was recorded in the first six months of 2006 related to those participants who are no longer with the Company, due to the waiver by the remaining participants of the reallocation provision. In accordance with the terms of the plan, these shares will be distributed to certain stockholders of Old COMSYS. The fair value of the modified shares was estimated assuming that performance goals will be reached. If such goals are not met, no compensation will be recognized and any recognized compensation cost will be reversed on the performance-based shares.
401(k) Plans
          We maintain the COMSYS 401(k) Plan covering eligible employees of our Company and its subsidiaries, as defined in the plan document. This plan is a voluntary defined contribution profit-sharing plan. Participating employees can elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar limit set by the Internal Revenue Code. The maximum deferral amount is 50%, subject to limitations set by the Internal Revenue Code. We match 25% of each employee’s eligible contribution up to 6% of each employee’s gross compensation per paycheck. We may, at our discretion, make an additional year-end profit-sharing contribution. Matching contributions vest after three years of service. Total net expense under the plan amounted to approximately $1.5 million in 2007.

          Our wholly-owned subsidiary, Pure Solutions, maintains a voluntary defined contribution 401(k) plan for certain qualifying employees which provides for employee contributions. Participating employees may elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar limit set by the Internal Revenue Code. For the years ended December 31, 2007, 2006 and 2005, the maximum deferral amount was 50%, subject to limitations set by the Internal Revenue Code. Pure Solutions has the discretion under the plan to match participant deferrals. For 2007, 2006 and 2005, Pure Solutions elected to forego a matching contribution.
          During 1999, we established a Supplemental Employee Retirement Plan, or SERP, for our then Chief Executive Officer. When this officer retired in February 2000, the annual benefit payable under the SERP was fixed at $150,000. As of December 30, 2007, approximately $1.0 million had been accrued under the SERP.
EQUITY COMPENSATION PLAN INFORMATION
          We currently have options outstanding under the 1995 Equity Participation Plan, the 2003 Equity Incentive Plan and the Amended and Restated 2004 Stock Incentive Plan. Each of these plans was approved by our stockholders. The 1995 Equity Participation Plan was terminated in connection with our financial restructuring in 2003. The following table provides information about the common stock that may be issued under these plans as of December 30, 2007.

Number of Securities
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options	Outstanding Options	Remaining Available
Plan Category	and Warrants[1]	and Warrants	for Future Issuance

Equity compensation plans approved by security holders[2]	776,516	$9.75	835,682
Equity compensation plans not approved by security holders	None	None	None

Total	776,516	$9.75	835,682

(1)	No warrants were outstanding under these plans as of December 30, 2007.

(2)	Does not include options to purchase 39 shares of our common stock outstanding under the Old COMSYS 1999 Stock Option Plan. The 1999 Stock Option Plan was terminated in connection with the Venturi merger. At the effective time of the merger, each option to acquire shares of Old COMSYS common stock that was outstanding under the Old COMSYS 1999 Stock Option Plan immediately prior to the effective time of the merger remained outstanding and became exercisable for shares of our common stock at the rate of 0.0001 of a share for each share of Old COMSYS common stock, and the exercise price per share was adjusted in accordance with the conversion ratio referenced above to $20,000 per share.

BENEFICIAL OWNERSHIP
          The following table sets forth certain information regarding the beneficial ownership as of March 28, 2008, of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.
MAJOR STOCKHOLDERS TABLE

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent[1]

Amalgamated Gadget, L.P.	4,023,292	[2]	19.6%
City Center Tower II 301 Commerce Street, Suite 2975 Fort Worth, Texas 76102

Wachovia Investors, Inc.	3,580,917	[3]	17.6%
301 South College Street, 12th Floor Charlotte, North Carolina 28288

Barclays Global Investors, NA, et. al.	1,160,436	[4]	5.7%
45 Fremont Street San Francisco, California 94105

Links Partners, L.P. and Inland Partners, L.P. et. al.	1,147,637	[5]	5.6%
61 Wilton Avenue, 2nd Floor Westport, Connecticut 06880

(1)	These calculations are based on an aggregate of 20,377,867 shares issued and outstanding as of March 28, 2008. Warrants to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after March 28, 2008, are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)	The amount and nature of the shares beneficially owned are based on a Schedule 13G/A filed on February 13, 2008, and a Form 4 filed on January 22, 2008. This amount includes 163,411 shares of common stock issuable upon exercise of warrants, all of which are currently exercisable. An additional 2,615,119 shares are subject to cash-settled equity swaps, which have no effect on beneficial ownership. Amalgamated Gadget, L.P., an investment manager for R2 Investments, LDC, has sole voting and dispositive power over the reported shares and R2 Investments LDC has no beneficial ownership of such shares. R2 Investments, LDC was a senior secured lender under Venturi Partners, Inc.’s credit facility, which was paid off on September 30, 2004. Amalgamated Gadget, L.P. is controlled by Scepter Holdings, Inc., its general partner, and Mr. Geoffrey Raynor, the President and the sole shareholder of Scepter Holdings, Inc. Scepter Holdings, Inc. and Mr. Raynor may be deemed to be the beneficial owners of the reported shares.

(3)	The amount and nature of the shares beneficially owned are based on a Schedule 13D/A filed on May 29, 2007. Prior to the merger, Wachovia Investors was a major stockholder of Old COMSYS and was a lender to Old COMSYS.

(4)	The amount and nature of the shares beneficially owned are based on a Schedule 13G filed on February 5, 2008, by Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, LTD; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG.

(5)	The amount and nature of the shares beneficially owned are based on a Schedule 13D/A filed on February 12, 2007, by Links Partners, L.P., Inland Partners, L.P., Coryton Management Ltd., Mr. Arthur Coady, Mr. Elias Sabo and Mr. Joe Massoud. Links Partners and Inland Partners have reported shared voting and dispositive powers with respect to 587,759 and 559,878 shares, respectively. All other parties reporting in this amendment have reported shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table also includes 85,242 shares subject to warrants that are currently exercisable.

HOLDINGS OF OFFICERS AND DIRECTORS
          The following table sets forth the number of shares of common stock beneficially owned as of March 28, 2008, by each of our directors and nominees for director, by each named executive officer and by all directors and executive officers as a group:

	Common Stock Beneficially Owned
	Number		Percent
Name	of Shares		of Class[1]

Larry L. Enterline	491,582	[2]	2.4%
Amy Bobbitt	22,524	[3]	*
Joseph C. Tusa, Jr.	—		*
David L. Kerr	217,960	[4]	1.1%
Michael H. Barker	186,283	[5]	*
Ken R. Bramlett, Jr.	152,782	[6]	*
Frederick W. Eubank II	—		*
Robert Fotsch	7,480	[7]	*
Robert Z. Hensley	7,000		*
Victor E. Mandel	11,000	[8]	*
Courtney R. McCarthy	—		*
Elias J. Sabo	1,147,637	[9]	5.6%
Directors and Executive Officers as a Group (11 persons)	2,244,248		10.7%

*	Less than 1%

(1)	These calculations are based on an aggregate of 20,377,867 shares issued and outstanding as of March 28, 2008. Warrants and options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after March 28, 2008, are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)	Includes 236,000 shares subject to stock options that are exercisable within 60 days of March 28, 2008, as well as 203,101 unvested shares of restricted stock. See “Outstanding Equity Awards at Fiscal Year-End” for vesting details.

(3)	Includes 19,972 unvested shares of restricted stock. See “Outstanding Equity Awards at Fiscal Year-End” for vesting details.

(4)	Includes 67,578 unvested shares of restricted stock. See “Outstanding Equity Awards at Fiscal Year-End” for vesting details.

(5)	Includes 106,656 shares subject to stock options that are exercisable within 60 days of March 28, 2008, as well as 73,908 unvested shares of restricted stock. See “Outstanding Equity Awards at Fiscal Year-End” for vesting details.

(6)	Includes 108,000 shares subject to stock options that are exercisable within 60 days of March 28, 2008, as well as 32,282 unvested shares of restricted stock. See “Outstanding Equity Awards at Fiscal Year-End” for vesting details.

(7)	Mr. Fotsch may be deemed to be the beneficial owner of an aggregate of 480 shares of our common stock held by four of his minor children. Mr. Fotsch disclaims the beneficial ownership of such shares.

(8)	Includes 7,000 shares subject to stock options that are exercisable within 60 days of March 28, 2008.

(9)	The amount and nature of the shares beneficially owned are based on a Schedule 13D/A filed on February 13, 2007, by Links Partners, L.P., Inland Partners, L.P., Coryton Management Ltd., Mr. Arthur Coady, Mr. Elias Sabo and Mr. Joe Massoud. Links Partners and Inland Partners have reported shared voting and dispositive powers with respect to 587,759 and 559,878 shares, respectively. All other parties have reported shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table also includes 85,242 shares subject to warrants that are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for 2007 applicable to our officers and directors and such other persons were filed on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
Review and Approval of Related Party Transactions
          We review all relationships and transactions in which the Company and our directors, director nominees and executive officers or their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from these directors, director nominees, executive officers and stockholders with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Related Party Transactions
          Mr. Elias J. Sabo, a member of our Board of Directors, also serves on the Board of Directors of The Compass Group, the parent company of CBS Personnel Holdings, Inc. (“CBS”) and Venturi Staffing Partners (“VSP”), a former Venturi subsidiary. As a result of the merger, we have an outstanding accounts receivable balance of approximately $0.1 million due from CBS. Additionally, VSP provides commercial staffing services to COMSYS and our clients in the normal course of business. During 2007, COMSYS and our clients purchased approximately $8.4 million of staffing services from VSP, of which approximately $8.2 million was for services provided to our vendor management clients. At December 30, 2007, we had approximately $0.7 million in accounts payable to VSP.
          In January 2007, Inland Partners, L.P. and Links Partners, L.P. (“Inland/Links”) and Wachovia Investors, Inc. sold an aggregate of 2.5 million shares of our common stock in a secondary underwritten public offering for the benefit of such stockholders. The shares were sold by the selling stockholders pursuant to an effective shelf registration statement that was previously filed with the SEC. Both Wachovia Investors, Inc. and Inland/Links have representatives on our board of directors. We did not receive any proceeds from the sale of shares in this offering. We paid approximately $0.1 million of expenses in the first quarter of 2007 related to this offering.
Separation Agreement
          A description of the separation agreement and related arrangements with Joseph C. Tusa, Jr., our former Chief Financial Officer, who resigned in December 2007, is set forth under the caption “Executive Compensation—Separation Agreement.”
Registration Rights Agreements
          In connection with the merger, we filed a “shelf” registration statement with the SEC pursuant to a registration rights agreement we had with a number of our large stockholders. This shelf registration statement, which was declared effective by the SEC on July 20, 2005, was filed on Form S-3 and generally permits delayed or continuous offerings of all of our common stock issued to stockholders in the merger. Under the registration rights agreement, which we amended as of April 1, 2005, our obligation to keep this registration statement effective has expired, but we have elected to keep it effective for the convenience of the affected stockholders for the maximum period of time permitted by applicable rules and regulations.
          Under this registration rights agreement, the stockholders are entitled to an unlimited number of additional shelf registrations, except that we are not obligated to effect any shelf registration within 120 days after the effective date of a previous registration statement (other than registrations on Form S-4 for exchange offers and Form S-8 for employee benefit plans, or forms for similar purposes).
          In addition, under the registration rights agreement, Wachovia Investors, Inc. and any of its permitted transferees are entitled to demand a total of three registrations, and another group of institutional stockholders of Old COMSYS (and their permitted transferees) are entitled to demand one registration.
          If we receive a request for a demand registration and our Board of Directors determines that it would be in the best interest of our Company to have an underwritten primary registration of our securities, we may satisfy the demand registration by having a primary registration of our common stock for our own account, so long as we offer the stockholders party to the registration rights agreement “piggyback” rights to join in our registration.
          We are obligated to pay all expenses incurred in connection with registrations pursued under the terms of the registration rights agreement, whether or not these registrations are completed. The selling stockholders are obligated to pay all underwriting discounts and commissions with respect to the shares they are selling for their own accounts. Under the registration rights agreement, we also agreed to indemnify the stockholders and their affiliated and controlling parties for violations of federal and state securities laws and regulations, including material misstatements and omissions in the offering documents with respect to any registration, except with respect to any information furnished in writing to us by a stockholder expressly for use in the registration statement or any holder’s failure to deliver a prospectus timely supplied by us that corrected a previous material misstatement or omission. In the event indemnification is unavailable to a party, or insufficient to hold the party harmless, we have further agreed to contribute to the losses incurred by the party.
          Also in connection with the merger, we made conforming amendments to our existing registration rights agreement with the holders of our common stock and warrants received in connection with our April 2003 restructuring, as further amended effective April 1, 2005. Under this agreement, we were obligated to register approximately 5,785,000 shares of our common stock. The holders of such registration rights also participated in our shelf registration that was declared effective by the SEC on July 20, 2005.
Proposal to Ratify the Appointment of Our Independent Registered Public Accounting Firm
(Item 2 on the Proxy Card)
What am I voting on?
          You are voting on a proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.
What services does the independent registered public accounting firm provide?
          Ernst & Young LLP has served as our independent registered public accounting firm since October 21, 2004. Prior to this engagement, Ernst & Young LLP served as the independent registered public accounting firm for Old COMSYS. Since its engagement, Ernst & Young LLP has provided certain services related to the audits of our consolidated financial statements, our periodic filings made with the SEC, services related to various registration statements filed by us with the SEC and other services as described below.

How much were the independent registered public accounting firm’s fees for 2006 and 2007?
          The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for 2007 and 2006:

	December 30,	December 31,
	2007	2006

Audit fees	$1,155,200	$1,972,382
Audit-related services	54,223	—
Tax fees	101,601	44,560

Total fees	$1,311,024	$2,016,942

•	Audit Services—fees for audit services, which relate to the fiscal year consolidated audits for 2006 and 2007, the review of the financial statements included in our quarterly reports on Form 10-Q for the first three fiscal quarters of 2006 and 2007 and related earnings releases, various registration statements filed by us with the SEC and other documents issued in connection with securities offerings in 2006 and 2007, and other services that are normally provided by the independent registered public accounting firm in connection with our statutory and regulatory filings.

•	Audit-Related Services—fees for audit-related services, consisting of assurance and related services in connection with acquisitions.

•	Tax Services—fees for tax services, consisting of tax compliance services and tax planning and advisory services.
          The Audit Committee has considered whether the non-audit services provided to us by Ernst & Young LLP impaired the independence of Ernst & Young LLP and concluded that they did not.
          The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy: (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that independent registered public accounting firm’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee pre-approved all of the fees listed above that we incurred for services rendered by our independent registered public accounting firm in 2006 and 2007.
Will a representative of Ernst & Young LLP be present at the meeting?
          Yes, one or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.
What vote is required to approve this proposal?
          Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in best interests of the Company and our stockholders.
What does the Board of Directors recommend?
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2008.
Solicitation by Board of Directors; Expenses of Solicitation
          Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.
Submission of Future Stockholder Proposals
          Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2009 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 18, 2008.
          Stockholders who wish to propose a matter for action at the 2009 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between January 21, 2009, and February 20, 2009. You can obtain a copy of our bylaws by writing the Corporate Secretary at the address below.
          All written proposals should be directed to Ken R. Bramlett, Jr., Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027.
          The Governance and Nominating Committee is responsible for selecting and recommending director candidates to our Board of Directors, and will consider nominees recommended by stockholders. For information on the nominating process, see the section entitled “Nominating Process for Directors” of this proxy statement.
Availability of Form 10-K and Annual Report to Stockholders
          SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, including the financial statements, are available without charge to stockholders upon written request to Ken R. Bramlett, Jr., Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027, or via the Internet at www.comsys.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.
Other Matters
          The Board of Directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

0
COMSYS IT PARTNERS, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS: MAY 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry L. Enterline, Amy Bobbitt and Ken R. Bramlett, Jr. (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of COMSYS IT Partners, Inc. (the “Company”) to be held at the COMSYS Corporate Offices, 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027, on May 21, 2008, at 9:30 a.m. (local time) and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
COMSYS IT PARTNERS, INC.
May  21, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

2 0 7 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 5	0 5 2 1 0 8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Larry L. Enterline
		¡	Frederick W. Eubank II
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡	Robert Fotsch Robert Z. Hensley Victor E. Mandel Courtney R. McCarthy Elias J. Sabo
PLEASE MARK THIS PROXY AS INDICATED HEREIN TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR IF NO SUCH DIRECTION IS INDICATED HEREIN, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.